Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda 441-278-9250 441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	Mark D. Lyons
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2014 SECOND QUARTER RESULTS

HAMILTON, BERMUDA, July 31, 2014 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to Arch common shareholders for the 2014 second quarter was $202.5 million, or $1.48 per share, compared to $171.5 million, or $1.26 per share, for the 2013 second quarter. The Company also reported after-tax operating income available to Arch common shareholders of $160.7 million, or $1.17 per share, for the 2014 second quarter, compared to after-tax operating income available to Arch common shareholders of $135.0 million, or $0.99 per share, for the 2013 second quarter. The Company’s after-tax operating income available to Arch common shareholders represented an annualized return on average common equity of 11.2% for the 2014 second quarter, compared to 10.9% for the 2013 second quarter. The Company’s net income available to Arch common shareholders represented an annualized return on average common equity of 14.1% for the 2014 second quarter, compared to 13.8% for the 2013 second quarter. The Company’s book value per common share was $43.73 at June 30, 2014, a 5.3% increase from $41.52 per share at March 31, 2014 and an 18.8% increase from $36.80 per share at June 30, 2013.

After-tax operating income or loss available to Arch common shareholders, a non-GAAP measure, is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See ‘Comments on Regulation G’ for a further discussion of after-tax operating income or loss available to Arch common shareholders. All earnings per share amounts discussed in this release are on a diluted basis.

In March 2014, the Company invested $100.0 million to acquire approximately 11% of Watford Holdings Ltd.’s common equity and a warrant to purchase additional common equity. Watford Holdings Ltd. is the parent of Watford Re Ltd., a multi-line Bermuda reinsurance company (together with Watford Holdings Ltd., “Watford”). Watford is considered a variable interest entity and the Company concluded that it is the primary beneficiary of Watford in accordance with GAAP. As such, 100% of the results of Watford are included in the Company’s consolidated financial statements. Watford, which is included in the ‘other’ segment, reported $51.8 million of net premiums written and a net loss attributable to common shareholders of $1.4 million (net income less dividends attributable to redeemable noncontrolling interests) for the 2014 second quarter. For additional details regarding Watford, please refer to the Company’s Financial Supplement dated June 30, 2014. All discussions of line items in this release exclude the ‘other’ segment amounts.

The following table summarizes the Company’s underwriting results (excluding the ‘other’ segment). For a discussion of underwriting activities and a review of the Company’s results by operating segment, see the “Segment Information” section of this release.

	Three Months Ended June 30,			Six Months Ended June 30,
(U.S. dollars in thousands)	2014	2013	% Change	2014	2013	% Change

Gross premiums written	$1,256,934	$1,040,738	20.8	$2,552,070	$2,204,437	15.8
Net premiums written	920,126	810,535	13.5	1,952,922	1,763,311	10.8
Net premiums earned	894,172	758,816	17.8	1,751,786	1,511,586	15.9
Underwriting income	125,133	96,029	30.3	258,711	212,427	21.8

Underwriting Ratios			% Point Change			% Point Change
Loss ratio	53.4%	55.2%	(1.8)	52.1%	54.1%	(2.0)
Acquisition expense ratio	17.2%	17.3%	(0.1)	17.8%	17.1%	0.7
Other operating expense ratio	15.6%	14.9%	0.7	15.5%	14.8%	0.7
Combined ratio	86.2%	87.4%	(1.2)	85.4%	86.0%	(0.6)

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to Arch common shareholders to net income available to Arch common shareholders and related diluted per share results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except share data)	2014	2013	2014	2013

After-tax operating income available to Arch common shareholders	$160,669	$135,021	$325,073	$293,769
Net realized gains, net of tax	50,267	13,779	68,540	68,702
Net impairment losses recognized in earnings, net of tax	(14,749)	(724)	(17,720)	(2,970)
Equity in net income of investment funds accounted for using the equity method, net of tax	9,054	10,941	12,218	24,764
Net foreign exchange gains (losses), net of tax	(2,710)	12,438	(8,564)	38,182
Net income available to Arch common shareholders	$202,531	$171,455	$379,547	$422,447

Diluted per common share results:
After-tax operating income available to Arch common shareholders	$1.17	$0.99	$2.38	$2.17
Net realized gains, net of tax	0.37	0.10	0.50	0.50
Net impairment losses recognized in earnings, net of tax	(0.11)	—	(0.13)	(0.02)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.07	0.08	0.09	0.18
Net foreign exchange gains (losses), net of tax	(0.02)	0.09	(0.06)	0.28
Net income available to Arch common shareholders	$1.48	$1.26	$2.78	$3.11

Weighted average common shares and common share equivalents outstanding - diluted	136,889,944	135,849,050	136,716,889	135,624,226

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA/Aa2.” The average effective duration of the Company’s investment portfolio was 3.14 years at June 30, 2014, compared to 2.62 years at December 31, 2013. Including the effects of foreign exchange, total return on the Company’s investment portfolio was 1.80% for the 2014 second quarter, compared to (1.59)% for the 2013 second quarter. Excluding the effects of foreign exchange, total return was 1.63% for the 2014 second quarter, compared to (1.56)% for the 2013 second quarter.

Net investment income for the 2014 second quarter was $72.5 million, or 0.53 per share, compared to $67.0 million, or 0.49 per share, for the 2014 first quarter, and $68.4 million, or 0.50 per share, for the 2013 second quarter. Investment income for the 2014 second quarter included a $4.1 million interest income distribution received on a fund investment. The annualized pre-tax investment income yield was 2.05% for the 2014 second quarter, excluding the interest income distribution noted above, compared to 2.08% for the 2014 first quarter and 2.20% for the 2013 second quarter. Such yields reflect the effects of low prevailing interest rates available in the market and the Company’s investment strategy, which puts an emphasis on total return. Consolidated cash flow provided by operating activities was $254.2 million for the 2014 second quarter, compared to $182.7 million for the 2013 second quarter, primarily reflecting an increase in premiums collected.

The Company recorded after-tax net impairment losses on investments of $14.7 million in the 2014 second quarter. Such amount was primarily related to two fund investments and followed a review of various factors in accordance with GAAP, including the time period in which there was a significant decline in value. The Company also recorded $4.9 million of other income in the 2014 second quarter. Such amount was primarily due to a non-recurring income item.

On a pre-tax basis, net foreign exchange losses for the 2014 second quarter were $2.8 million (net unrealized losses of $2.1 million and net realized losses of $0.7 million), compared to net foreign exchange gains for the 2013 second quarter of $13.8 million (net unrealized gains of $21.6 million and net realized losses of $7.8 million). Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. The Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

The Company’s effective tax rate on income before income taxes was 3.3% for the 2014 second quarter and 2.7% for the six months ended June 30, 2014, compared to 2.8% for the 2013 second quarter and 2.2% for the six months ended June 30, 2013. The Company’s effective tax rate on pre-tax operating income available to Arch shareholders was 3.6% for the 2014 second quarter and 2.6% for the six months ended June 30, 2014, compared to 3.3% for the 2013 second quarter and 2.5% for the six months ended June 30, 2013. The Company’s quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any. The adjustment to the estimated annual effective tax rate in the 2014 second quarter reduced the Company’s after-tax results by $1.4 million, or $0.01 per share.

At June 30, 2014, total capital available to Arch of $7.13 billion consisted of $800.0 million of senior notes, representing 11.2% of the total, $100.0 million of revolving credit agreement borrowings due in June 2019, representing 1.4% of the total, $325.0 million of preferred shares, representing 4.6% of the total, and common shareholders’ equity of $5.90 billion, representing 82.8% of the total. At December 31, 2013, total capital available to Arch of $6.55 billion consisted of $800.0 million of senior notes, representing 12.2% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.5% of the total, $325.0 million of preferred shares, representing 5.0% of the total, and common shareholders’ equity of $5.32 billion, representing 81.3% of the total.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on August 1, 2014. A live webcast of this call will be available via the Investors section of the Company’s website at
http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on August 1, 2014 at 3:00 p.m. Eastern Time until August 8, 2014 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 91603488), and international callers should dial 617-801-6888 (passcode 91603488).

Please refer to the Company’s Financial Supplement dated June 30, 2014, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $7.13 billion in capital at June 30, 2014, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Supplemental Information

Book Value Per Common Share

(U.S. dollars in thousands, except share data)	June 30, 2014	December 31, 2013

Calculation of book value per common share:
Total shareholders’ equity available to Arch	$6,229,399	$5,647,496
Less preferred shareholders’ equity	325,000	325,000
Common shareholders’ equity available to Arch	5,904,399	5,322,496
Common shares outstanding, net of treasury shares (1)	135,030,886	133,674,884
Book value per common share	$43.73	$39.82

(1)	Excludes the effects of 8,282,092 and 8,338,480 stock options and 460,217 and 443,710 restricted stock units outstanding at June 30, 2014 and December 31, 2013, respectively.

Investment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except share data)	2014	2013	2014	2013

Components of net investment income (1):
Fixed maturities	$64,499	$62,004	$126,948	$124,010
Term loan investments (2)	5,233	6,026	10,902	10,243
Equity securities (dividends)	3,271	3,164	6,192	4,587
Short-term investments	103	364	508	756
Other	9,067	4,734	13,785	11,033
Gross investment income	82,173	76,292	158,335	150,629
Investment expenses	(9,715)	(7,923)	(18,884)	(16,588)
Net investment income	$72,458	$68,369	$139,451	$134,041
Per share	$0.53	$0.50	$1.02	$0.99

Investment income yield, at amortized cost (1) (3):
Pre-tax	2.05%	2.20%	2.07%	2.20%
After-tax	1.91%	2.07%	1.93%	2.07%
Total return (1) (4):
Including effects of foreign exchange	1.80%	(1.59)%	2.84%	(1.11)%
Excluding effects of foreign exchange	1.63%	(1.56)%	2.67%	(0.57)%

Cash flow from operations (1)	$254,168	$182,695	$451,563	$388,354

(1)	Excludes amounts related to the ‘other’ segment.

(2)	Included in “investments accounted for using the fair value option” on the Company’s balance sheet.

(3)
Investment income yield is presented on an annualized basis and excludes the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(4)
Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

(U.S. dollars in thousands)	June 30, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total

Investable assets (1) (2):
Fixed maturities available for sale, at fair value	$10,714,532	72.9	$9,571,776	68.1
Fixed maturities, at fair value (3)	372,746	2.5	448,254	3.2
Fixed maturities pledged under securities lending agreements, at fair value	82,730	0.6	105,081	0.8
Total fixed maturities	11,170,008	76.0	10,125,111	72.1
Short-term investments available for sale, at fair value	977,058	6.7	1,478,367	10.5
Short-term investments pledged under securities lending agreements, at fair value	4,301	—	—	—
Cash	471,721	3.2	434,057	3.1
Equity securities available for sale, at fair value	608,820	4.2	496,824	3.5
Other investments available for sale, at fair value	457,567	3.1	498,310	3.6
Other investments, at fair value (3)	848,864	5.8	773,280	5.5
Investments accounted for using the equity method (4)	281,464	1.9	244,339	1.7
Securities transactions entered into but not settled at the balance sheet date	(130,922)	(0.9)	(763)	—
Total investable assets managed by the Company	$14,688,881	100.0	$14,049,525	100.0

Investment portfolio statistics (1):
Average effective duration (in years)	3.14		2.62
Average credit quality (Standard & Poor’s/Moody’s Investors Service)	AA/Aa2		AA-/Aa2
Embedded book yield (before investment expenses)	2.17%		2.38%

(1)	The table above excludes investable assets attributable to the ‘other’ segment. Such amounts are summarized as follows:

(U.S. dollars in thousands)	June 30, 2014

Investable assets in ‘other’ segment:
Cash	$454,722
Investments accounted for using the fair value option (3)	819,481
Securities transactions entered into but not settled at the balance sheet date	(159,484)
Total investable assets included in ‘other’ segment	$1,114,719

(2)	This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(3)
Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company’s balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(4)
Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investment funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

Selected Information on Losses and Loss Adjustment Expenses (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2014	2013	2014	2013

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$435,370	$429,634	$861,284	$851,219
Change in unpaid losses and loss adjustment expenses	41,954	(10,981)	50,924	(33,163)
Total losses and loss adjustment expenses	$477,324	$418,653	$912,208	$818,056

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(16,137)	$(13,965)	$(26,554)	$(19,303)
Reinsurance	(67,700)	(55,173)	(137,802)	(103,441)
Mortgage	58	—	(1,112)	—
Total	$(83,779)	$(69,138)	$(165,468)	$(122,744)
Impact on losses and loss adjustment expenses:
Insurance	$(19,388)	$(15,990)	$(34,960)	$(20,991)
Reinsurance	(69,115)	(53,507)	(139,514)	(102,910)
Mortgage	88	—	(1,046)	—
Total	$(88,415)	$(69,497)	$(175,520)	(123,901)
Impact on acquisition expenses:
Insurance	$3,251	$2,025	$8,406	$1,688
Reinsurance	1,415	(1,666)	1,712	(531)
Mortgage	(30)	—	(66)	—
Total	$4,636	$359	$10,052	$1,157
Impact on combined ratio:
Insurance	(3.2)%	(3.0)%	(2.7)%	(2.1)%
Reinsurance	(20.2)%	(19.2)%	(20.4)%	(17.7)%
Mortgage	0.1%	—%	(1.2)%	—%
Total	(9.4)%	(9.1)%	(9.4)%	(8.1)%
Impact on loss ratio:
Insurance	(3.8)%	(3.5)%	(3.5)%	(2.3)%
Reinsurance	(20.6)%	(18.6)%	(20.6)%	(17.6)%
Mortgage	0.2%	—%	(1.2)%	—%
Total	(9.9)%	(9.2)%	(10.0)%	(8.2)%
Impact on acquisition expense ratio:
Insurance	0.6%	0.5%	0.8%	0.2%
Reinsurance	0.4%	(0.6)%	0.2%	(0.1)%
Mortgage	(0.1)%	—%	—%	—%
Total	0.5%	0.1%	0.6%	0.1%

Estimated net losses incurred from current accident year catastrophic events (2)
Insurance	$3,739	$6,681	$6,353	$6,681
Reinsurance	12,748	29,583	15,682	40,789
Total	$16,487	$36,264	$22,035	$47,470
Impact on combined ratio:
Insurance	0.7%	1.5%	0.6%	0.7%
Reinsurance	3.8%	10.3%	2.3%	7.0%
Total	1.8%	4.8%	1.3%	3.1%

(1)	Excludes amounts related to the ‘other’ segment.

(2)
Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations. Amounts not applicable for the mortgage segment.

Segment Information

The following section provides analysis on the Company’s 2014 second quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated June 30, 2014, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com.

Insurance Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2014	2013	% Change

Gross premiums written	$852,231	$703,904	21.1
Net premiums written	578,882	501,568	15.4
Net premiums earned	507,712	458,656	10.7
Underwriting income	34,422	13,577	153.5

Underwriting Ratios			% Point Change
Loss ratio	61.4%	63.5%	(2.1)
Acquisition expense ratio	15.0%	16.1%	(1.1)
Other operating expense ratio	16.9%	17.5%	(0.6)
Combined ratio	93.3%	97.1%	(3.8)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	0.7%	1.5%	(0.8)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(3.2)%	(3.0)%	(0.2)
Combined ratio excluding such items	95.8%	98.6%	(2.8)

Gross premiums written by the insurance segment in the 2014 second quarter were 21.1% higher than in the 2013 second quarter, while net premiums written were 15.4% higher than in the 2013 second quarter. The differential in gross versus net premiums written primarily resulted from growth in alternative markets business which is subject to a high level of cessions, primarily to captives. The growth in net premiums written primarily resulted from increases in: alternative markets; excess and surplus casualty; travel, accident and health; and construction and national accounts. Such amounts were partially offset by a reduction in professional lines. The increase in alternative markets reflected new accounts written in the quarter resulting from a renewal rights agreement, while the growth in excess and surplus casualty primarily resulted from contract binding business along with rate increases. Growth in travel, accident and health primarily resulted from expansion in existing and new distribution channels while the increase in construction and national accounts primarily resulted from growth in existing accounts and rate increases. The decrease in professional lines was primarily due to a continued strategic reduction in exposure to international business. Net premiums earned by the insurance segment in the 2014 second quarter were 10.7% higher than in the 2013 second quarter, and reflect changes in net premiums written over the previous five quarters.

The 2014 second quarter loss ratio reflected 0.7 points of current year catastrophic activity, compared to 1.5 points in the 2013 second quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 3.8 points in the 2014 second quarter, compared to 3.5 points in the 2013 second quarter. The estimated net favorable development in the 2014 second quarter primarily resulted from better than expected claims emergence in short-tail business from more recent accident years. The 2014 second quarter loss ratio also reflected the impact of rate improvement on net premiums earned over the previous five quarters and changes in the mix of business.

The underwriting expense ratio was 31.9% in the 2014 second quarter, compared to 33.6% in the 2013 second quarter. The acquisition expense ratio was 15.0% in the 2014 second quarter, compared to 16.1% in the 2013 second quarter. The comparison of the 2014 second quarter and 2013 second quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. The 2014 second quarter ratio was disproportionately impacted by ceding commissions on the alternative markets business noted above. In addition, the acquisition expense ratio was impacted by changes in development of prior year loss reserves which increased the 2014 second quarter commission expense ratio by 0.6 points, compared to a 0.5 point increase in the 2013 second quarter. The operating expense ratio was 16.9% in the 2014 second quarter, compared to 17.5% in the 2013 second quarter, primarily due to the higher level of net premiums earned.

Reinsurance Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2014	2013	% Change

Gross premiums written	$349,841	$318,898	9.7
Net premiums written	290,847	290,223	0.2
Net premiums earned	335,627	287,492	16.7
Underwriting income	81,904	77,389	5.8

Underwriting Ratios			% Point Change
Loss ratio	44.8%	43.6%	1.2
Acquisition expense ratio	19.7%	18.5%	1.2
Other operating expense ratio	11.2%	11.1%	0.1
Combined ratio	75.7%	73.2%	2.5

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	3.8%	10.3%	(6.5)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(20.2)%	(19.2)%	(1.0)
Combined ratio excluding such items	92.1%	82.1%	10.0

Gross premiums written by the reinsurance segment in the 2014 second quarter were 9.7% higher than in the 2013 second quarter, while net premiums written were 0.2% higher than in the 2013 second quarter. The differential in gross versus net premiums written reflects the cession of premiums to the ‘other’ segment (Watford) in the 2014 second quarter and a higher level of other retrocessions than in the 2013 second quarter. The growth in net premiums written reflected increases in other specialty and casualty lines, partially offset by reductions in property catastrophe, property excluding property catastrophe and marine lines. Growth in other specialty premiums primarily reflected a higher level of accident and health business while the increase in casualty premiums reflected new international excess motor business as well as quota shares of U.S. professional liability business which were written after June 30, 2013. The reduction in property lines reflected market conditions, selected non-renewals and a higher usage of retrocessional coverage. Net premiums earned in the 2014 second quarter were 16.7% higher than in the 2013 second quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2014 second quarter loss ratio reflected 4.1 points of current year catastrophic activity, compared to 11.6 points of catastrophic activity in the 2013 second quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 20.6 points in the 2014 second quarter, compared to 18.6 points in the 2013 second quarter. The estimated net favorable development in the 2014 second quarter primarily resulted from better than expected claims emergence in short-tail business from more recent underwriting years and in longer-tail business, primarily from older underwriting years. The balance of the increase in the 2014 second quarter loss ratio primarily resulted from changes in the mix of net premiums earned, including a lower contribution from property catastrophe business than in the 2013 second quarter, and also resulted from a higher level of non-catastrophic large loss activity.

The underwriting expense ratio was 30.9% in the 2014 second quarter, compared to 29.6% in the 2013 second quarter. The acquisition expense ratio for the 2014 second quarter was 19.7%, compared to 18.5% for the 2013 second quarter. The acquisition expense ratio was impacted by changes in development of prior year loss reserves which increased the 2014 second quarter commission expense ratio by 0.4 points, compared to a 0.6 point reduction in the 2013 second quarter. In addition, the comparison of the acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. The operating expense ratio for the 2014 second quarter was 11.2%, compared to 11.1% in the 2013 second quarter.

Mortgage Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2014	2013	% Change

Gross premiums written	$55,476	$18,744	196.0
Net premiums written	50,397	18,744	168.9
Net premiums earned	50,833	12,668	301.3
Underwriting income	8,807	5,063	73.9

Underwriting Ratios			% Point Change
Loss ratio	30.4%	17.2%	13.2
Acquisition expense ratio	22.6%	32.7%	(10.1)
Other operating expense ratio	32.0%	10.2%	21.8
Combined ratio	85.0%	60.1%	24.9

Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	0.1%	—%	0.1
Combined ratio excluding prior year development	84.9%	60.1%	24.8

The mortgage segment includes the results of Arch MI U.S., a leading provider of mortgage insurance products and services to the U.S. marketplace, which was acquired in January 2014, along with the Company’s other global mortgage insurance, reinsurance and risk-sharing products.

Net premiums written in the 2014 second quarter included $24.6 million of business underwritten by Arch MI U.S., substantially all of which was for credit union clients. In addition, net premiums written included $9.3 million from a 100% quota share indemnity reinsurance agreement with PMI for all certificates of insurance that were issued by PMI between and including January 1, 2009 and December 31, 2011 that were not in default as of an agreed upon effective date. The mortgage segment’s net premiums written also included other reinsurance treaties covering U.S. and international mortgages. The change on such business was minimal. Net premiums earned for the 2014 second quarter were substantially higher than in the 2013 second quarter, primarily due to the acquisition of Arch MI U.S. along with a higher earned contribution from the mortgage segment’s quota share reinsurance business. As the mortgage segment’s mix is expected to shift more towards U.S. mortgage insurance business, the underwriting expense ratio is expected to stay at an elevated rate until Arch MI U.S. reaches scale.

At June 30, 2014, the mortgage segment’s risk-in-force consisted of $5.3 billion from Arch MI U.S. (substantially all of which relates to credit union customers) and an additional $4.7 billion through the mortgage segment’s reinsurance and risk-sharing operations. Arch MI U.S. generated $941 million of new insurance written (“NIW”) during the 2014 second quarter, substantially all of which was to credit union clients. For additional information on the mortgage segment, please refer to the Company’s Financial Supplement.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues
Net premiums written	$971,928	$810,535	$2,036,918	$1,763,311
Change in unearned premiums	(64,776)	(51,719)	(269,986)	(251,725)
Net premiums earned	907,152	758,816	1,766,932	1,511,586
Net investment income	72,990	68,369	139,984	134,041
Net realized gains	54,144	12,652	73,841	70,992
Other-than-temporary impairment losses	(14,749)	(724)	(17,720)	(2,972)
Less investment impairments recognized in other comprehensive income, before taxes	—	—	—	2
Net impairment losses recognized in earnings	(14,749)	(724)	(17,720)	(2,970)

Other underwriting income	2,033	902	3,615	1,440
Equity in net income of investment funds accounted for using the equity method	9,240	10,941	12,493	24,764
Other income (loss)	4,850	834	2,746	2,078
Total revenues	1,035,660	851,790	1,981,891	1,741,931

Expenses
Losses and loss adjustment expenses	485,518	418,653	921,758	818,056
Acquisition expenses	158,158	131,677	318,500	259,269
Other operating expenses	156,350	127,408	302,149	247,591
Interest expense	14,334	5,852	28,738	11,750
Net foreign exchange losses (gains)	2,294	(13,811)	8,857	(38,075)
Total expenses	816,654	669,779	1,580,002	1,298,591

Income before income taxes	219,006	182,011	401,889	443,340
Income tax expense	7,289	5,071	11,027	9,924
Net income	$211,717	$176,940	$390,862	$433,416
Amounts attributable to noncontrolling interests	(3,701)	—	(346)	—
Net income available to Arch	208,016	176,940	390,516	433,416
Preferred dividends	5,485	5,485	10,969	10,969
Net income available to Arch common shareholders	$202,531	$171,455	$379,547	$422,447

Net income per common share
Basic	$1.53	$1.31	$2.87	$3.22
Diluted	$1.48	$1.26	$2.78	$3.11

Weighted average common shares and common share equivalents outstanding
Basic	132,650,634	131,377,274	132,256,462	131,143,885
Diluted	136,889,944	135,849,050	136,716,889	135,624,226

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share data)

	(Unaudited)
	June 30, 2014	December 31, 2013
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $10,599,911 and $9,564,634)	$10,714,532	$9,571,776
Short-term investments available for sale, at fair value (amortized cost: $977,347 and $1,477,584)	977,058	1,478,367
Investment of funds received under securities lending, at fair value (amortized cost: $79,242 and $97,943)	82,603	100,584
Equity securities available for sale, at fair value (cost: $513,094 and $433,275)	608,820	496,824
Other investments available for sale, at fair value (cost: $428,958 and $488,687)	457,567	498,310
Investments accounted for using the fair value option	2,041,091	1,221,534
Investments accounted for using the equity method	281,464	244,339
Total investments	15,163,135	13,611,734

Cash	926,443	434,057
Accrued investment income	64,869	66,848
Investment in joint venture (cost: $100,000)	103,934	104,856
Fixed maturities and short-term investments pledged under securities lending, at fair value	87,031	105,081
Premiums receivable	1,098,692	753,924
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,796,403	1,804,330
Contractholder receivables	1,234,392	1,064,246
Prepaid reinsurance premiums	430,214	328,343
Deferred acquisition costs, net	399,385	342,314
Receivable for securities sold	261,669	50,555
Goodwill and intangible assets	118,721	27,319
Other assets	888,627	872,487
Total assets	$22,573,515	$19,566,094

Liabilities
Reserve for losses and loss adjustment expenses	$9,018,989	$8,824,696
Unearned premiums	2,299,692	1,896,365
Reinsurance balances payable	263,347	196,167
Contractholder payables	1,234,392	1,064,246
Deposit accounting liabilities	397,337	421,297
Senior notes	800,000	800,000
Revolving credit agreement borrowings	100,000	100,000
Securities lending payable	89,298	107,999
Payable for securities purchased	552,075	51,318
Other liabilities	577,320	456,510
Total liabilities	15,332,450	13,918,598

Commitments and Contingencies
Redeemable noncontrolling interests	219,326	—

Shareholders' Equity
Non-cumulative preferred shares	325,000	325,000
Common shares ($0.0033 par, shares issued: 171,096,771 and 169,560,591)	570	565
Additional paid-in capital	353,208	299,517
Retained earnings	6,421,701	6,042,154
Accumulated other comprehensive income, net of deferred income tax	233,883	74,964
Common shares held in treasury, at cost (shares: 36,065,885 and 35,885,707)	(1,104,963)	(1,094,704)
Total shareholders' equity available to Arch	6,229,399	5,647,496
Noncontrolling interests	792,340	—
Total shareholders' equity	7,021,739	5,647,496
Total liabilities, noncontrolling interests and shareholders' equity	$22,573,515	$19,566,094

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through June 30, 2014;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company’s investment portfolio as well as the uncertainty in the market generally;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income or loss available to Arch common shareholders, which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income or loss available to Arch common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to Arch common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income or loss available to Arch common shareholders.

The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.